KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
(Units in millions; Dollars in millions except per unit amounts)

	Three Months Ended June 30,
	2012	2011
Weighted Average Number of Units Used in Computation of Limited Partners' Net Income (Loss) per Unit	342	321

Calculation of Limited Partners' interest in Net Income (Loss)
Attributable to Kinder Morgan Energy Partners, L.P.:
Income from Continuing Operations	$429	$191
Less: General Partner's Interest	(336)	(292)
Limited Partners' Interest	93	(101)
Add: Limited Partners' Interest in Discontinued Operations	(274)	39
Limited Partners' Interest in Net Income (Loss)	$(181)	$(62)

Limited Partners' Net Income (Loss) per Unit:
Income (Loss) from Continuing Operations	$0.27	$(0.31)
Income (Loss) from Discontinued Operations	$(0.80)	$0.12
Net Income (Loss)	$(0.53)	$(0.19)

	Six Months Ended June 30,
	2012	2011
Weighted Average Number of Units Used in Computation of Limited Partners' Net Income (Loss) per Unit	340	319

Calculation of Limited Partners' interest in Net Income (Loss)
Attributable to Kinder Morgan Energy Partners, L.P.:
Income from Continuing Operations	$904	$479
Less: General Partner's Interest	(657)	(572)
Limited Partners' Interest	247	(93)
Add: Limited Partners' Interest in Discontinued Operations	(540)	88
Limited Partners' Interest in Net Income (Loss)	$(293)	$(5)

Limited Partners' Net Income (Loss) per Unit:
Income (Loss) from Continuing Operations	$0.73	$(0.29)
Income (Loss) from Discontinued Operations	$(1.59)	$0.27
Net Income (Loss)	$(0.86)	$(0.02)